Exhibit 99.1
Tidelands Royalty Trust ‘B’
News Release
TIDELANDS ROYALTY TRUST ‘B’
ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION
     DALLAS, Texas, December 19, 2008 — U.S. Trust, as Trustee of Tidelands Royalty Trust ‘B’ (OTC BB: TIRTZ.OB), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $.892512 per unit, payable on January 15, 2009, to unit holders of record on December 31, 2008. Tidelands’ distributions to unitholders are determined by royalties received up to the date the amount is declared. There is a delay of about three months between the month of production and the time of payment.
     All leases that Tidelands receives income from were in an area in the path of Hurricanes Gustav and Ike. According to a report from the Minerals Management Service none of the platforms on the leases that Tidelands receives royalties from were lost during Hurricanes Gustav and Ike. The Minerals Management Services also reports that of the 99.7% of oil and natural gas production in the Gulf of Mexico that were shut-in, all but 14.9% of oil and 20.9% of natural gas have since returned to production. Due to the time period between actual production of oil and natural gas and payment of royalties, Tidelands unitholders will likely not realize the effect of the two hurricanes until the first quarter of 2009.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free – 800.985.0794